Exhibit 10.77

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 (“Amendment No. 2”) to the Employment Agreement by and between Dean Tozer (the “Employee”) and Nuo Therapeutics, Inc. (formerly, Cytomedix, Inc.) (the “Company”, and together with Executive, the “Parties”), dated as of May 30, 2014 (the “Original Employment Agreement”), is entered into as of August 13, 2015, by and between Employee and the Company. Capitalized terms used but not defined in this Amendment No. 2 shall have the same meaning ascribed to them in the Original Employment Agreement.

RECITALS

WHEREAS, the Parties entered into the Original Employment Agreement;

WHEREAS, the Parties entered into an amendment to the Original Employment Agreement dated as of July 15, 2014 (“Amendment No. 1”, and together with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, in connection with the appointment of Employee as the President and Chief Executive Officer of the Company, the Parties desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.     All references in the Employment Agreement to “Cytomedix, Inc.” are hereby replaced with “Nuo Therapeutics, Inc.”

2.     The term “Effective Date” in the Employment Agreement shall hereby be amended to mean August 15, 2015.

3.     The second WHEREAS clause in the Employment Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, the Company and the Employee desire the Employee to serve as President and Chief Executive Officer; and”

4.     Term of Employment; Office and Duties.

a.	Section 1(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a)     Commencing as of the Effective Date and continuing through December 31, 2016 (the “Term”), and subject to the terms and conditions herein, the Company agrees to employ Employee as President and Chief Executive Officer (“CEO”), based in and around the Nashville, TN area, with the duties and responsibilities prescribed for such office in the bylaws of the Company and such additional duties and responsibilities consistent with such positions, as may, from time to time, be assigned to the Employee by the Board of Directors of the Company (the “Board”). Employee agrees to devote his full energy and efforts and to work full time as President and CEO of the Company, to work at the location or locations necessary to fulfill such duties, and to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement in a diligent and professional manner and in the best interest of the Company.”

b.	The last sentence of Section 1(b) of the Employment Agreement is hereby deleted and replaced with the following:

“The Employee must obtain the Board’s consent prior to accepting any new board of director positions, board committee memberships, or consulting work subsequent to the Effective Date, which consent shall not be unreasonably withheld by the Board.”

5.     Compensation and Benefits.

a.	Base Salary. The first sentence of Section 2(a) of the Employment Agreement is hereby deleted and replaced with the following:

“The Company shall pay the Employee a fixed salary (the “Base Salary”) in the gross amount of Three Hundred Sixty-Five Thousand Dollars ($365,000) per year.”

b.	Annual Bonus. Section 2(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(b)     Annual Bonus. In lieu of an annual bonus for 2015 and 2016, for the Fiscal Year ending December 31, 2016 only, Employee shall be entitled to receive a one-time, special cash bonus, in the amount of up to 80% of Employee’s Base Salary (the “Annual Bonus”). The “Fiscal Year” is the period beginning on each January 1 and ending on the following December 31. In order for the Employee to receive the Annual Bonus, the Evaluation Criteria as established by the Board, on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), in consultation with the Employee, must be satisfied. As used herein, the term “Evaluation Criteria” refers to such corporate and financial performance goals and objectives for such Fiscal Year as determined by the Compensation Committee in consultation with the Employee. The Evaluation Criteria shall be determined by the later of (i) September 30, 2015, and (ii) ten (10) days after the modification of the Deerfield Facility Agreement is finalized.”

6.     Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

a.	The following provision is hereby inserted in the Employment Agreement as Section 2(d)(iii):

“(iii) Notwithstanding anything to the contrary in this Agreement, in the event that the Company issues additional equity, convertible debt or equity appreciation rights to Deerfield Management Company, L.P. or its affiliates (collectively “Deerfield”) in connection with the Company’s modification of that certain Facility Agreement, dated as of March 31, 2014, as amended, between the Company and Deerfield (the “Deerfield Facility Agreement”, and such issuance, the “Deerfield Dilutive Issuance”), then the Company shall, as soon as practicable and as part of a one-time adjustment, issue additional Employment Options to Employee in an amount such that the Employment Option Percentage as of the Effective Date shall equal the Employment Option Percentage as of the date of the Deerfield Dilutive Issuance, as adjusted for the Deerfield Dilutive Issuance only. As used herein, the term “Employment Option Percentage” means the percentage of the Company’s fully diluted issued and outstanding capital stock represented by the Employment Options held by Employee as of the Effective Date. Furthermore, in the event that the Deerfield Dilutive Issuance consists of equity with preferences senior to the Company’s common stock, the Company shall, subject to receipt of any necessary consents from Deerfield and any other investors related to the Deerfield Dilutive Issuance, issue a mix of additional Employment Options to Employee so that Employees ownership of common and preferred stock in the Company mirrors the mix of common and preferred stock of the fully diluted capitalization table of the Company. For illustrative purposes only, if after the Deerfield Dilutive Issuance the fully diluted capitalization table of the Company consists of 30% preferred stock and 70% common stock, then the Company as part of the one-time adjustment shall issue a mix of common and preferred stock Employment Options to Employee so that after such issuance Employee’s fully diluted ownership of the Company would consist of 30% preferred stock and 70% common stock.”

b.	The following provision is hereby inserted in the Employment Agreement as Section 2(d)(iv):

“(iv) Prior to September 30, 2015, the Board and Employee shall finalize good faith discussions regarding additional grants of Employment Options to Employee.”

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7.     Termination of Employment.

a.	Section 4(b)(A) of the Employment Agreement is hereby amended by deleting the words “six (6) months” and replacing them with “twelve (12) months, or solely in the event Employee remains as the CEO following December 31, 2016 and the Company achieves certain performance criteria to be established by the Board in consultation with the Employee by the later of (i) September 30, 2015, and (ii) ten (10) days after the modification of the Deerfield Facility Agreement is finalized, eighteen (18) months”.

b.	Section 4(c)(iii) of the Employment Agreement is hereby amended by deleting the words “Executive Vice President, Chief Commercial Officer” and replacing them with “President and Chief Executive Officer”.

c.	Section 4(d) of the Employment Agreement is hereby amended by deleting the words “thirty (30) days” and replacing them with “sixty (60) days”.

d.	Section 4(g) shall be added to the Employment Agreement as follows: “Upon termination of Employee’s employment for any reason, Employee agrees to resign from the Board and any and all other positions, boards, and committees of the Company.”

8.     Restrictive Covenants. Sections 6(a) and 6(b) of the Original Employment Agreement are hereby amended by deleting the reference to “six (6) months” and replacing it with “twelve (12) months”. Section 6(b) is further amended by deleting the phrase “prior written consent of the Company signed by the CEO” and replacing it with “prior consent of the Board”.

9.     Notices: Section 15(a) of the Employment Agreement is hereby amended and restated as follows:

“(a) To the Company:

Nuo Therapeutics, Inc.
207A Perry Parkway, Suite 1
Gaithersburg, MD 20877
Attn: Chairman of the Compensation Committee

and to:

Jeffrey Baumel, Esq.
Dentons US LLP
1221 Avenue of the Americas New York, New York 10020”

10.     Counterparts. This Amendment No. 2 may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument

11.     Ratification. All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, are hereby ratified and confirmed, and shall remain in full force and effect. From and after the date of this Amendment No. 2, all references to the term “Employment Agreement” in this Amendment No. 2 or the terms “Agreement”, “hereto”, “hereof” and “hereunder” or words of like import shall mean the Employment Agreement as amended by this Amendment No. 2.

12.     Governing Law. This Amendment No.2, including the validity, interpretation, construction and performance of this Amendment No. 2, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

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13.     Entire Agreement. This Amendment No. 2 shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment No. 2, embodies the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the date first written above.

COMPANY:

NUO THERAPEUTICS, INC.

By:	/s/ David Jorden
David Jorden
Acting Chief Financial Officer

EMPLOYEE:

/s/ Dean Tozer
Dean Tozer

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